                                                          PruLife Advisor Select
                                                        Prospectus Filing May 2005

                 Demonstration of how the annual investment returns of the sub-accounts were derived from the hypothetical gross rates of return, how charges against sub-account assets were deducted the from annual investment returns of the sub-accounts

                 Hypothetical Gross Annual Investment Return                         6.00%
                 less       Arithmetic Average of
                            Total Contractual Porfolio Expenses            -         1.90%
                 less       Guaranteed
                            Mortality and Expense Fee                      -         0.45%
                                                                                  ---------
                 Fund Crediting Rate (Net Annual Investment Rate)          =         3.65%

                                                          PruLife Advisor Select
                                                        Prospectus Filing May 2005

Male    Preferred Plus     NonSmoker                      Level Death Benefit  (Type A)
Age:                       45                             CVAT
Face:                 250,000                             Maximum Charges
TTR:                        0                             Assume Annual Payment of $2,703.75 in year 5
                                                          Hypothetical Annual Return of 6% Gross, 3.65% Net
Policy --- Year 5
                                  (0a)          (0b)           (1)          (2)         (3)        (4)        (5)         (6)           (7)          (8)            (9)              (10)          (11)          (12)             (13)               (14)
                                   BOP           BOP                                    Per        Per      Montly                     Total                       Total             EOP                          EOP              EOP               EOP
                                Contract        Accum        Premium    Per Policy    Premium     $1,000     Cost       Monthly      Contract     Surrender         Cash            Basic        Corridor      Corridor           Death             Accum
  Month           YEAR            Fund          Prems         Paid         Loads       Loads       Load     Of Ins     Interest        Fund        Charges       Surr Value           DB          Factor          DB            Benefits          Prems Paid

    1              5                6,549       17,212         2,704          20        365         60         95            26        8,739       1,947              6,793        250,000         2.67          23,334          250,000            19,981
    2              5                8,739       19,981              -         20          -         60         95            26        8,590       1,947              6,644        250,000         2.67          22,936          250,000            20,047
    3              5                8,590       20,047              -         20          -         60         95            25        8,441       1,947              6,494        250,000         2.67          22,537          250,000            20,112
    4              5                8,441       20,112              -         20          -         60         95            25        8,291       1,947              6,344        250,000         2.67          22,137          250,000            20,178
    5              5                8,291       20,178              -         20          -         60         95            24        8,140       1,947              6,194        250,000         2.67          21,735          250,000            20,244
    6              5                8,140       20,244              -         20          -         60         95            24        7,989       1,947              6,043        250,000         2.67          21,332          250,000            20,310
    7              5                7,989       20,310              -         20          -         60         95            23        7,838       1,947              5,891        250,000         2.67          20,927          250,000            20,377
    8              5                7,838       20,377              -         20          -         60         95            23        7,686       1,947              5,739        250,000         2.67          20,521          250,000            20,444
    9              5                7,686       20,444              -         20          -         60         95            22        7,533       1,947              5,587        250,000         2.67          20,114          250,000            20,511
    10             5                7,533       20,511              -         20          -         60         95            22        7,380       1,947              5,434        250,000         2.67          19,705          250,000            20,578
    11             5                7,380       20,578              -         20          -         60         95            22        7,227       1,947              5,280        250,000         2.67          19,295          250,000            20,645
    12             5                7,227       20,645              -         20          -         60         95            21        7,073       1,947              5,126        250,000         2.67          18,884          250,000            20,713

( 0a)      BOP Contract Fund - Beginning of Period Contract Fund = Ending Contract Fund from the previous month

( 0b)      BOP Accum Prem - accumulated at 4% effective annual interest rate, with annual premiums paid at the beginning of the contract year

(1)       Premium paid  = $2,704

(2)       Per Policy load = $20 per month.

(3)       Sales and Admin Load = 13.5% of premium paid

(4)       Per $1,000 load  -   $0.24 per month per 1,000 of insurance amount

(5)       Monthly Cost of Insurance - based on 1980 CSO Age Last Birthday Male NonSmoker

(6)       Monthly Interest -   interest earned on the account value = (12) * [(1+i) ^ (1/12) -1 ] where i=3.65% is the crediting interest rate.

(7)       Total Contract Fund   -  End of Period contract fund =  (0) + (1) - (2) - (3) - (4) - (5) +(6)

(8)       Surrender Charges =  Surrender Charge premium * Surrender Charge percentage where surrender charge premium = $3605 and surrender charge percentage = 54% for the 5th policy year.

(9)       Total Cash Surr Value  = Cash Surrender Value corresponding to illustration year 5 = (7) - (8)

(10)       EOP Basic DB - End Of Period Death Benefit = face amount plus the contract fund or Accumulated Premiums , if applicable

(11)       Corridor factor  - cash value accumulation corridor factor for Male age 45 NonSmoker CVAT

(12)       EOP Corridor DB - End of Period Corridor Death Benefit = (11) * (7)

(13)       EOP Death Benefit - End of Period Death Benefit corresponding to illustration year 5 = max [ (10) , (12) ]

(14)       EOP Accum Prems Paid  - Premiums Paid accumulated at 4% interest, corresponding to illustration year 5